Exhibit 99.1

Quest Resource Holding Corporation Announces 1-for-8 Reverse Stock Split

THE COLONY, TX — Aug. 11, 2016 — Quest Resource Holding Corporation (NASDAQ: QRHC) (“Quest”) announced today that a 1-for-8 reverse stock split of its common stock became effective at 5:00 p.m., Eastern time, on Wednesday, August 10, 2016.

Upon the effectiveness of the reverse stock split, each lot of eight shares of Quest’s common stock was converted into and became one share of common stock. In lieu of issuing any fractional shares, Quest will round up to the nearest whole share in the event a stockholder would be entitled to receive less than one share of common stock.

“We believe this reverse stock split is an important step in attracting a broader spectrum of investors and will enable us to maintain our NASDAQ presence,” commented Ray Hatch, President and Chief Executive Officer of Quest. "Our board and management view our NASDAQ listing as an important factor in supporting stock liquidity and as a foundation for supporting stockholder value as we execute on our growth strategy.”

The reverse stock split is designed to lead Quest’s common stock to trade at approximately eight times the price per share at which it traded prior to the effectiveness of the reverse stock split. Quest, however, cannot assure that the price of its common stock after the reverse stock split will reflect the 1-for-8 reverse stock split ratio, that the price per share following the effective time of the reverse stock split will be maintained for any period of time, or that the price will remain above the pre-reverse stock split trading price.

Prior to the reverse stock split, there were 118,756,012 shares of Quest’s common stock outstanding. Effecting the 1-for-8 reverse stock split will reduce that amount to approximately 14,844,502. The reverse stock split will not change the number of shares of Quest’s authorized common stock or preferred stock, which will remain at 200,000,000 shares and 10,000,000 shares, respectively.

The number of common shares related to Quest’s outstanding stock options, warrants, and restricted stock, as well as the relevant exercise price per share, will be proportionally adjusted to reflect the reverse stock split. The number of shares authorized for issuance under Quest’s equity incentive plans will also be proportionally reduced to reflect the reverse stock split.

Quest has retained its transfer agent, Continental Stock Transfer & Trust Company (“Continental”), to act as its exchange agent for the reverse stock split. Continental will provide stockholders of record as of the effective date of the reverse stock split a letter of transmittal providing instructions for the exchange of stock certificates. Stockholders owning shares via a broker or other nominee will have their positions adjusted to reflect the reverse stock split, without being required to take any action in connection with the reverse stock split.

At the 2016 Annual Meeting of Stockholders, held on June 15, 2016, stockholders approved a proposal to authorize Quest’s Board of Directors to amend its articles of incorporation to effect an up to 1-for-10 reverse stock split of its common stock, with the exact ratio to be determined by the Board of Directors in its discretion at any time prior to August 29, 2016. The 1-for-8 reverse stock split was approved by Quest's Board of Directors on August 9, 2016.

Additional information regarding Quest’s reverse stock split is available in the Definitive Proxy Statement filed by Quest with the Securities and Exchange Commission on April 29, 2016.

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About Quest Resource Holding Corporation
Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses. Quest's comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national customers to have a single point of contact for managing a variety of waste streams and recyclables. Quest also operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials. Quest's directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their customers by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the "why, where, and how" of recycling.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our belief that this reverse stock split is an important step in attracting a broader spectrum of investors and will enable us to maintain our NASDAQ presence; our belief that our board and management view our NASDAQ listing as an important factor in supporting stock liquidity and as a foundation for supporting stockholder value as we execute on our growth strategy; and our expectation that the reverse stock split is designed to lead our common stock to trade at approximately eight times the price per share at which it traded prior to the effectiveness of the reverse stock split. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2015. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

John Liviakis

Liviakis Financial

415-389-4670

john@liviakis.com